Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200941-02 on Form S-3 of our report dated February 24, 2016, relating to the consolidated financial statements and financial statement schedule of Wisconsin Power and Light Company and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the elected change in method of calculating its income tax provision and related deferred tax assets and liabilities, as discussed in Note 1(q) to the financial statements) appearing in this Annual Report on Form 10-K of Wisconsin Power and Light Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 24, 2016